EXHIBIT 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Michael Umana
Chief Financial Officer
(781) 251-4712

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS INCREASES IN REVENUE AND NET INCOME FOR

FIRST QUARTER 2006

•	Revenue Increases 18% for the Quarter
•	Gross Margin Increases 17% for the Quarter
•	Net Income Increases 11% for the Quarter

Westwood, MA. May 5 – In announcing first quarter results for LoJack Corporation (NASDAQ NMS: “LOJN”), Joseph F. Abely, Chief Executive Officer, said, “Our results demonstrate yet another strong performance with solid top-line growth in our core domestic and international businesses. Our gross margin dollars increased by 17% in the quarter reflecting the strength of our underlying business model, which focuses on absolute margin dollar growth. Our otherwise strong net income performance was impacted by pre-tax expenses of approximately $1.2 million associated with severance and related costs, as well as increased legal costs related to the litigation against Clare, Inc., which resulted in a favorable judgment of $36.7 million for LoJack. In addition, on a comparative basis versus the prior year, our net income this quarter was impacted by approximately $600,000 of pre-tax expense related to stock-based compensation.”

Revenue for the first quarter ended March 31, 2006 increased 18% to $50,702,000, from $42,952,000 in the same period a year ago, despite a disappointing domestic automotive market and record high gas prices.

Gross margin for the first quarter increased 17% to $25,936,000 compared to $22,095,000 in the same period last year, while gross margin as a percentage of revenue was 51% for the first quarter, unchanged from the same period a year ago.

Operating income for the first quarter decreased 6% to $4,091,000 compared to $4,339,000 for the same period a year ago, and operating income as a percentage of revenue was 8% compared to 10% in the prior year reflecting approximately $1.2 million of pre-tax expenses associated with severance and related costs, and increased legal costs related the litigation against Clare, Inc., as well as approximately $600,000 of pre-tax expenses related to stock-based compensation.

Net income for the first quarter increased by 11% to $2,936,000, or $0.15 per diluted share, from $2,635,000, or $0.14 per diluted share, for the same quarter a year ago.

Domestic unit volumes grew 28% in the first quarter compared to the same period a year ago, while new vehicle sales increased by only 1% during this same period. Domestic revenues in the first quarter increased 18% to $35,249,000 from $29,761,000 in the prior year, reflecting increased penetration in targeted high volume automotive dealers and strong sales in all regions of the country.

International revenues in the first quarter grew 22% to $10,674,000 from $8,751,000 in the prior year, primarily attributable to a 38% increase in unit volume. This growth was led by strong product sales in Latin America and South Africa, as well as increased royalties from several licensees.

Boomerang Tracking revenues increased 8% to $4,779,000 for the first quarter compared to the revenues of $4,400,000 in the same period a year ago, primarily due to the impact of foreign currency exchange.

Mr. Abely stated, “The Boomerang business has not met our expectations. It is taking longer than anticipated to reverse some of the trends in the insurance market, a major driver of sales. However, we remain positive about the opportunity that the Canadian market presents to us.”

The company purchased approximately 532,000 shares of LoJack common stock during the first quarter of 2006 at an average price of $22, as part of the stock repurchase authorization program announced in February of this year, which authorized the repurchase of up to 2,000,000 shares of the company’s common stock over the next two years.

“Our net income increased for the 14th straight quarter. We remain confident in the annual guidance we provided on February 21, 2006. LoJack expects to deliver revenue growth of 10% to 12%, net income growth of 12% to 14% and an 8% to 10% growth in earnings per diluted share for 2006, as we continue to leverage our business model and increase penetration in our core domestic and international markets, while at the same time investing in longer term strategic opportunities for the company,” said Mr. Abely.

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 26 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Friday, May 5, 2006, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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LoJack Corporation

Condensed Income Statement Data

(Dollars in thousands except share and per share amounts)

	Three Months Ended March 31,

	2006	2005
	(unaudited)
Revenues	$50,702	$42,952
Gross margin	25,936	22,095
Product development	1,579	1,441
Sales & marketing	10,282	8,927
General and administrative	8,370	6,039
Depreciation and amortization	1,614	1,349
Operating income	4,091	4,339
Other income (expense)	326	(127)
Pre-tax income	4,417	4,212
Net income before minority interest	2,893	2,635
Minority interest	43	-
Net income	2,936	2,635

Diluted earnings per share	$0.15	$0.14
Weighted average diluted common
shares outstanding	19,934,802	18,600,412

LoJack Corporation

Condensed Balance Sheets

(Dollars in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets

Current assets:
Cash and short term investments	$39,595	$47,608
Accounts receivable, net	34,829	33,430
Inventories	20,947	17,952
Deferred taxes and other assets	11,701	12,451

Total current assets	107,072	111,441

Property and equipment, net	19,098	18,105
Intangible assets, net	7,307	7,628
Goodwill	46,239	46,303
Deferred taxes and other assets	10,153	8,086

Total assets	$189,869	$191,563

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
and short-term borrowings	$6,552	$5,274
Accounts payable	9,950	9,231
Accrued and other liabilities	7,355	4,350
Deferred revenue	18,698	18,856
Accrued compensation	3,337	6,390

Total current liabilities	45,892	44,101

Deferred revenue	26,500	25,733

Deferred income taxes	2,542	2,503

Long-term debt and
accrued expenses	14,012	14,970

Total liabilities	88,946	87,307

Minority interest	235	278

Stockholders’ equity	100,688	103,978

Total liabilities and
Stockholders’ equity	$189,869	$191,563

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.